Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between Georgia Erbez (“Executive”) and Raptor Pharmaceutical Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”), effective as of the eighth day following Executive’s signature of this Agreement without revocation (the “Effective Date”).

RECITALS

WHEREAS, Executive was employed by the Company as Chief Financial Officer pursuant to the terms of an Employment Agreement dated September 10, 2012 (the “Employment Agreement”);

WHEREAS, Executive resigned her employment, her position as Chief Financial Officer of the Company and all other positions she may hold as an officer or director of any Company subsidiaries effective upon completion of the items set forth on Exhibit A, but in no event later than November 5, 2014 (the “Resignation Date”), and the Company accepted Executive’s resignation; and

WHEREAS, the Company wishes to receive Executive’s continued cooperation and consulting services following the Resignation Date, and Executive is willing to provide such services on the terms set forth herein; and

WHEREAS, the Parties wish to confirm their respective rights and obligations under the Employment Agreement and to resolve any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Consideration. Contingent upon Executive’s execution of this Agreement no earlier than the Resignation Date, and this Agreement becoming effective, the Company shall provide Executive with the following payments and benefits.

a. Severance Payment. The Company shall pay to Executive twelve (12) months of Executive’s salary at the base salary rate in effect as of the Resignation Date (the “Severance Payments”). Severance Payments will be paid to Executive in accordance with the Company’s regular payroll practices, less all applicable tax withholding, beginning the later of (i) the first payroll period following the Resignation Date or (ii) the first payroll period following the Effective Date.

b. COBRA. Provided that Executive timely elects to receive continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended

(“COBRA”), the Company shall reimburse Executive the monthly premium for continuation of Executive’s coverage for the lesser of (i) twelve (12) months, or (ii) until Executive is first eligible to enroll in another group health plan providing for reasonably comparable coverage, the monthly cost of which is subsidized by at least fifty percent (50%) (in any case, the “Continuation Period”); provided, however, that if (A) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Continuation Period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (B) Company cannot provide the COBRA benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), or (C) Company is otherwise unable under applicable law to continue to cover the Executive or Executive’s dependents under its group health plans without violating a prohibition on such coverage or incurring penalties and/or additional taxes as a result of such coverage, then, in any such case, an amount equal to each remaining premium payment shall thereafter be paid to the Executive as in substantially equal monthly installments over the Continuation Period (or the remaining portion thereof) (the benefit described in this Section 1.b, the “COBRA Severance”).

c. Equity Awards. The Company granted Executive options to purchase an aggregate of 273,800 shares of common stock (the “Options”). The Options shall continue to vest through the last date of the Consulting Period, as defined in Section 1.d, below. All unvested shares of the Options shall be cancelled as of the termination of the Consulting Period. The Options shall be deemed amended to the extent necessary to provide that the vested portion thereof shall remain exercisable until the earlier of (i) fifteen (15) months from the Resignation Date, and (ii) the original expiration date of each Option and all resale or repurchase rights restrictions (other than those imposed by applicable law) shall be released as of the Resignation Date. Executive acknowledges that to the extent the Options constitute “incentive stock options” within the meaning of Section 422 of the Code, they shall be deemed modified for the purposes of Section 424 of the Code and, to the extent the exercise prices thereof are lower than the fair market value of the Company’s common stock as of the date Executive signs this Agreement or to the extent this Agreement is signed after the Resignation Date, such Options shall no longer qualify as incentive stock options and Executive will lose the potentially favorable tax treatment associated with such Options. Except as set forth herein, the Executive’s rights with respect to the Options are as set forth in the 2010 Stock Incentive Plan of Raptor Pharmaceuticals Corp. and applicable Notices of Grant and Stock Option Agreements.

d. Consulting Period. From the Resignation Date through March 31, 2015 (the “Consulting Period”), Executive will serve the Company as an independent contractor and will provide services to the Company on an as-requested basis at an hourly rate of $300.

2. Benefits. Subject to Executive’s right to continue her health insurance under COBRA, Executive’s participation in all benefits and incidents of employment shall cease as of the Resignation Date.

3. Payment of Wages and Expenses. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, reimbursable expenses, commissions, and any and all other benefits and compensation due to Executive. Executive understands and agrees that, except as set forth in this Agreement, she is neither entitled to nor shall she receive additional payments or benefits from the Company.

4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, affiliates, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on her own behalf and on behalf of her family members, heirs, executors, administrators, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with Company and the termination of that relationship;

b. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

c. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002, except as prohibited by law; the Uniformed Services Employment and Reemployment Rights Act; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims or rights that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes Executive’s right to indemnity under California Labor Code section 2802) and Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or California Department of Fair Employment and Housing claims of discrimination, harassment or retaliation; provided, however, that Executive does release her right to obtain damages for any such claims.

5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive acknowledges that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that: (a) she should consult with an attorney prior to executing this Agreement; (b) she has twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to Justin Ford, Vice President Global Human Resources, in less than the 21-day period identified above, Executive hereby acknowledges that she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. To revoke her acceptance of this Agreement, Executive must contact Justin Ford, Vice President Global Human Resources, by email at jford@raptorpharma.com no later than 5 p.m. on the 7th day following Executive’s signature of this Agreement.

6. California Civil Code Section 1542. Executive acknowledges that she has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights she may have thereunder, as well as under any other statute or common law principles of similar effect.

7. No Pending or Future Lawsuits. Executive represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against Company or any of the other Releasees. Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against Company or any of the other Releasees. Executive represents that she is not aware of any injury for which she is eligible to receive workers’ compensation benefits as to which she has not already filed a workers’ compensation claim.

8. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to employment, consulting or an independent contractor engagement with Company, and Executive hereby waives any right, or alleged right, of employment or re-employment, or other working relationship with Company.

9. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Employee Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”) signed by Executive in conjunction with her employment. Executive’s signature below constitutes her certification that she has returned all documents and property provided to Executive by the Company, including but not limited to her Company issued laptop and other electronic and/or storage devices, all office files and all electronic files. Company electronic files stored on any of Executive’s personal storage devices shall be archived by Executive on the Company’s network and deleted from all personal devices. The Company-issued laptop and all other Company-issued electronic and/or storage devices shall be returned with all files intact.

10. No Cooperation. Executive agrees not to deliberately act in any manner that might damage the business or reputation of the Company. Executive further agrees that she will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of her receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that she cannot provide counsel or assistance.

11. Executive’s Cooperation with Company. Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during her employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. In the event the Company requires Executive’s cooperation in accordance with this Section 11, the Company shall reimburse Executive for reasonable out-of-pocket expenses (including travel, lodging and meals) incurred by Executive in connection with such cooperation, subject to reasonable documentation.

12. No Defamation, Libel or Slander; Non -Interference. Executive agrees to refrain from (a) any defamation, libel, or slander of any of the Releasees, and (b) any interference with the contracts and relationships of the Company. The Company’s Board of Directors and its executive officers shall refrain from any defamation, libel, or slander of the Executive.

13. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

14. Arbitration. The Parties agree that any and all disputes arising out of the terms of this agreement, their interpretation, and any of the matters herein released, shall be subject to arbitration in San Jose, California, before the Judicial Arbitration and Mediation Service (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (“JAMS Rules”). The arbitrator may grant injunctions and other relief in such disputes. The arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS rules conflict with California law, California law shall take precedence. The decision of the arbitrator shall be final, conclusive, and binding on the Parties. The Parties agree that the prevailing Party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The arbitrator shall award attorneys’ fees and costs to the prevailing Party, except as prohibited by law. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. Notwithstanding the foregoing, this section will not prevent either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to this agreement and the agreements incorporated herein by reference.

15. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on her behalf under the terms of this Agreement. Executive agrees and understands that she is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or the Company’s failure to withhold, or Executive’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

16. Section 409A.

a. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that following the Effective Date, the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder and/or to preserve the economic benefits of such compensation and benefits, including actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 16 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so. To the extent that compensation or benefits payable under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, and are designated under this Agreement as payable upon (or within a specified time following) the Executive’s termination of employment, such compensation or benefits shall be payable only upon (or, as applicable, within the specified time following) the Executive’s “separation from service” from Company (within the meaning of Section 409A). For purposes of Section 409A, any right to a series of installment payments pursuant to this Agreement, including without limitation any COBRA Severance, will be considered as a right to a series of separate payments.

b. To the extent that any payments or reimbursements provided to Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such payments or reimbursements shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

17. Mutual Indemnification.

a. Executive agrees to indemnify and hold harmless the Company from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Company arising out of the breach of this Agreement by Executive, or from any false representation made herein by Executive, or from any action or proceeding that may be commenced, prosecuted, or threatened by Executive or for Executive’s benefit, upon Executive’s initiative, direct or indirect, contrary to the provisions of this Agreement. Executive further agrees that in any such action or proceeding, this Agreement may be pled by the Company as a complete defense, or may be asserted by way of counterclaim or cross-claim.

b. Company agrees to indemnify and hold harmless Executive from and against any and all loss, costs, damages, or expenses, including, without limitation, attorneys’ fees or expenses incurred by the Executive arising out of the breach of this Agreement by the Company, or from any false representation made herein by the Company, or from any false representation made herein by the Company, or from any action or proceeding that may be commenced, prosecuted, or threatened by the Company or its representatives, including its Board of Directors or for Company’s benefit, upon the Company’s initiative, direct or indirect, contrary to the provisions of this Agreement.

18. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

19. No Representations. Executive represents that she has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by Company that are not specifically set forth in this Agreement.

20. Severability. In the event that any provision or any portion of any provision hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

21. Entire Agreement. This Agreement represents the entire agreement and understanding between Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with Company, with the exception of the Confidentiality Agreement, Stock Option Plan, Notice of Grant and Stock Option Agreement.

22. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

23. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

24. Counterparts. This Agreement may be executed in counterparts and by facsimile or pdf copy and each counterpart and facsimile or pdf copy shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25. Voluntary Execution of Agreement. Executive understands and agrees that she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of her claims against the Company and any of the other Releasees. Executive acknowledges that:

a. she has read this Agreement;

b. she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of her own choice or has elected not to retain legal counsel;

c. she understands the terms and consequences of this Agreement and of the releases it contains; and

d. she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

GEORGIA ERBEZ

Dated: October 21, 2014	/s/ Georgia Erbez
Georgia Erbez

RAPTOR PHARMACEUTICAL CORPORATION

Dated: October 21, 2014	By	/s/ Christopher M. Starr, Ph.D.
Christopher M. Starr, Ph.D.
Chief Executive Officer